SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this "Agreement"), dated as of the 17th day of February 2023 is entered into by and among Labwire, Inc., a corporation organized under the laws of the State of Nevada ("LBWR" or “Buyer”), and Cessil Company, a corporation organized under the laws of the State of Arizona (“Cessil” or “Seller”).  Buyer and Seller are referred to singularly as a "Party" and collectively as the "Parties."

WITNESSETH:

          WHEREAS LBWR wishes to acquire 100% member ownership of Cessil ("Cessil Ownership") with the purpose of owning and operating Cessil as a subsidiary.  This ownership represents 100% of Cessil; and

WHEREAS, Buyer and Seller propose to enter into this Agreement which provides, among other things, that the Seller will deliver the ownership to LBWR in exchange for a total of 80,000,000 (eighty million) of LBWR’s common stock (the "Share Exchange") as described in Section 2.01 of this Agreement, on the terms and conditions set forth herein and such additional items as more fully described in this Agreement.

NOW, THEREFORE, in consideration, of the promises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

Section 1.01 Definitions. The following terms shall have the following respective meanings:

ARTICLE I

DEFINITIONS

"Affiliate"

with respect to any Party, a Person that directly or indirectly controls is controlled by, or is under common control of such Party.  For the purpose of this definition, "control" means (i) Ownership of more than ten percent (10%) of the voting shares of a Person or (ii) the right or ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement or otherwise;

"Business Day"	a day (other than a Saturday) on which banks in Arizona are open for business throughout their normal business hours;
"Closing"	the closing of the transactions contemplated by this Agreement;
"Completion"	completion of the acquisition of the Cessil ownership by LBWR and issuance of the Exchange Shares (as such term is defined below) in accordance with the terms and conditions of this Agreement;
"Encumbrance"

any mortgage, charge, pledge, lien, (otherwise than arising by statute or operation of law), equities, hypothecation or other encumbrance, priority or security interest, pre-emptive right deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same and reference to "Encumbrances" shall be construed accordingly;

"Exchange Act"	the US Securities Exchange Act of 1934;

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"Person"	any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);
"Securities Act"	the US Securities Act of 1933;
"SEC"	the US Securities and Exchange Commission;
"US"	United States of America;
"United States Dollars" or "US$"	United States dollars;

Section 1.02 Rules of Construction.

                (a) Unless the context otherwise requires, as used in this Agreement:  (i) "including" means "including, without limitation"; (ii) words in the singular include the plural; (iii) words in the plural include the singular; (iv) words applicable to one gender shall be construed to apply to each gender; (v) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement, including the Schedules hereto; (vi) the terms "Article," "Section" and "Schedule" shall refer to the specified Article, Section or Schedule of or to this Agreement and references to paragraphs shall refer to the relevant paragraph of a specified Schedule and (vii) the term "day" shall refer to calendar days.

            (b) Titles and headings to Articles and Sections are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

ARTICLE II

THE SHARE EXCHANGE

Section 2.01 Share Exchange.

(a) Subject to and upon the terms and conditions of this Agreement, on the Closing Date (as defined hereafter), LBWR shall acquire the Cessil Shares from Seller with all of such interests acquired being free from all Encumbrances together with all rights now or hereafter attaching thereto.

Section 2.02      Closing Location.   The Closing of the Share Exchange and the other transactions contemplated by this Agreement will occur as soon as possible (the "Closing Date"), at the offices of LBWR, 11439 N 131st Way, Scottsdale, AZ 85259, or electronically or at any other location as chosen by the Parties.

Section 2.03       Cessil’s Closing Documents.  At the Closing, Seller will tender to Buyer:

(a) Ownership in the name of Labwire, Inc. representing the Cessil;

(b) A resolution from Cessil certifying that the conditions in Section 8.01(b) have been satisfied.

(c) Board and shareholder consents from LBWR and Cessil for the entry into, and consummation of this Agreement.

Section 2.04. LBWR's Closing Documents.   At the Closing, Buyer will tender to the Seller:

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(a) A resolution of the Board of Directors of LBWR in a form satisfactory to the Cessil, acting reasonably, authorizing the execution and delivery of this Agreement by LBWR; and the issuance of Exchange Shares to Cessil.

(b) Exchange Shares, registered in the name of Cessil; and

(c) 80,000,000 stocks; and

(d) A certificate executed by a duly appointed officer of LBWR certifying that the conditions in Section 9.01(b) have been satisfied.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01Each Party represents and warrants to the other Party that each of the warranties it makes is accurate in all respects and not misleading as at the date of this Agreement.

Section 3.02Each Party undertakes to disclose in writing to the other Party anything which is or may constitute a breach of or be inconsistent with any of the warranties immediately upon the same coming to its notice at the time of and after Completion.

Section 3.03 Each Party agrees that each of the warranties it makes shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other term of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF LABWIRE, INC.

Section 4.01Organization, Standing and Authority; Foreign Qualification.  LBWR is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to conduct its business as presently conducted and as proposed to be conducted and, should it be required, shall be duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities require such qualification.

Section 4.02Corporate Authorization. The execution, delivery and performance by LBWR of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of LBWR, and this Agreement constitutes a valid and binding agreement of LBWR. The Exchange Warrants to be issued in accordance with this Agreement shall be duly authorized and, upon such issuance, will be validly issued, fully paid and non-assessable.

Section 4.03Capitalization.   LBWR's authorized capital stock, as of the Closing Date, shall consist of 200,000,000 authorized shares of common stock and 5 authorized shares of Special 2021 Series A Preferred Stock, of which 54,199,001 common shares shall be issued and outstanding (excluding the Exchange Shares), and 5 shares of Special 2021 Series A Preferred Stock shall be issued and outstanding. All of such issued and outstanding shares of LBWR's common stock and preferred stock are duly authorized, validly issued, fully paid and non-assessable.  There are no outstanding options, warrants, agreements or rights to subscribe for or to purchase, or commitments to issue, shares of LBWR's common stock or any other security of LBWR or any plan for any of the foregoing, except for conversion rights associated with certain convertible promissory notes, which are convertible into shares of LBWR's common stock. LBWR is not obligated to register the resale of any of its common stock on behalf of any shareholder of LBWR under the Securities Act.

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Section 4.04Subsidiaries. LBWR has no wholly owned subsidiaries.

Section 4.05Articles of Incorporation and Bylaws.   LBWR has heretofore delivered, or at Closing LBWR shall deliver, to Cessil true, correct and complete copies of its Articles of Incorporation, certified by the Secretary of State of Nevada and Bylaws or comparable instruments, certified by LBWR's corporate secretary.

Section 4.06 No Conflict.   The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a) violate any provision of the Articles of Incorporation, Bylaws or other charter or organizational document of LBWR;

(b) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which LBWR is a party or by or to which either of its assets or properties, may be bound or subject;

(c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon LBWR or upon the securities, assets or business of LBWR;

(d) violate any statute, law, or regulation of any jurisdiction as such statute, law or regulation relates to LBWR or to the securities, properties or business of LBWR; or

(e) result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any permit or license held by LBWR.

Section 4.07Litigation. There is no litigation, suit, proceeding, action or claim at law or in equity, pending or to LBWR's best knowledge threatened against or affecting LBWR or involving any of LBWR's property or assets, before any court, agency, authority, or arbitration tribunal, including, without limitation, any product liability, workers' compensation or wrongful dismissal claims, or claims, actions, suits or proceedings relating to toxic materials, hazardous substances, pollution or the environment. LBWR is not subject to or in default with respect to any notice, order, writ, injunction or decree of any court, agency, authority or arbitration tribunal.

Section 4.08Compliance with Laws. To the best knowledge of LBWR, it has complied with all laws, municipal bylaws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental authority applicable to it, its properties, or the operation of its business, except where the failure to comply will not have a material adverse effect on the business, properties, financial condition or earnings of LBWR.

Section 4.09       True and Correct Copies. All documents furnished or caused to be furnished to Cessil by LBWR are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

Section 4.10 Operations of LBWR.   During the last ninety (90) days prior to the date hereof, LBWR has not:

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(b) except for the issuance of eight (80) million of common stock in anticipation of the Share Exchange, and certain existing convertible notes payable; issued, reserved for issuance, sold or redeemed, repurchased or otherwise acquired, or issued options or rights to subscribe to, or entered into any contract or commitment to issue, sell or redeem, repurchase or otherwise acquire, any shares of its capital stock or any bonds, notes, debentures or other evidence or indebtedness;

(c) declared or paid any dividends or declared or made any other distributions of any kind to its shareholders; or

(d) made any loan or advance to any of its shareholders or to any of its directors, officers or employees, consultants, agents, or other representatives, or made any other loan or advance, otherwise than in the ordinary course of business.

Section 4.11.  Material Information.   This Agreement, the Schedules attached hereto and all other information provided, in writing, by LBWR or representatives thereof to Cessil, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading. There are no facts or conditions, which have not been disclosed to Cessil in writing which, individually or in the aggregate, could have a material adverse effect on LBWR or a material adverse effect on the ability of LBWR to perform any of its obligations pursuant to this Agreement.

Section 4.12.  Brokerage.   No broker or finder has acted, directly or indirectly, for LBWR nor did LBWR incur any finder's fee or other commission, in connection with the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CESSIL COMPANY

Section 5.01Organization, Standing and Authority; Foreign Qualification.  Cessil is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and has all requisite corporate power and authority to conduct its business as presently conducted and as proposed to be conducted and, should it be required, shall be duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities require such qualification.

Section 5.02Corporate Authorization. The execution, delivery and performance by Cessil of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of LBWR, and this Agreement constitutes a valid and binding agreement of AI. The Exchange Shares to be issued in accordance with this Agreement shall be duly authorized and, upon such issuance, will be validly issued, fully paid and non-assessable.

Section 5.03Capitalization.   Cessil does not issue a capital stock, as of the Closing Date, and it consists of member ownership under sole proprietorship.

Section 5.04Subsidiaries. Cessil has no subsidiaries.

Section 5.05Articles of Incorporation and Bylaws.   Cessil has heretofore delivered, or at Closing Cessil shall deliver, to LBWR true, correct and complete copies of its Articles of Incorporation, certified by the Secretary of State of Arizona and Bylaws or comparable instruments, certified by Cessil’s corporate secretary.

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Section 5.06 No Conflict.   The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a) violate any provision of the Articles of Incorporation, Bylaws or other charter or organizational document of Cessil;

(b) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which Cessil is a party or by or to which either of its assets or properties, may be bound or subject;

(c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon Cessil or upon the securities, assets or business of Cessil;

(d) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to Cessil or to the securities, properties or business of Cessil; or

(e) result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any permit or license held by Cessil.

Section 5.07Litigation. There is no litigation, suit, proceeding, action or claim at law or in equity, pending or to Cessil’s best knowledge threatened against or affecting Cessil or involving any of Cessil’s property or assets, before any court, agency, authority, or arbitration tribunal, including, without limitation, any product liability, workers' compensation or wrongful dismissal claims, or claims, actions, suits or proceedings relating to toxic materials, hazardous substances, pollution or the environment. Cessil is not subject to or in default with respect to any notice, order, writ, injunction or decree of any court, agency, authority, or arbitration tribunal.

Section 5.08Compliance with Laws. To the best knowledge of Cessil, it has complied with all laws, municipal bylaws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental authority applicable to it, its properties or the operation of its business, except where the failure to comply will not have a material adverse effect on the business, properties, financial condition or earnings of Cessil.

Section 5.09       True and Correct Copies. All documents furnished or caused to be furnished to LBWR by Cessil are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

Section 5.10 Operations of Cessil   During the last ninety (90) days prior to the date hereof, Cessil has not:

(b) [Reserved]

(c) declared or paid any dividends or declared or made any other distributions of any kind to its owners; or

(d) made any loan or advance to any of its shareholders or to any of its directors, officers or employees, consultants, agents, or other representatives, or made any other loan or advance, otherwise than in the ordinary course of business.

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Section 5.11.  Material Information.   This Agreement, the Schedules attached hereto, and all other information provided, in writing, by Cessil or representatives thereof to LBWR, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading. There are no facts or conditions, which have not been disclosed to LBWR in writing which, individually or in the aggregate, could have a material adverse effect on Cessil or a material adverse effect on the ability of Cessil to perform any of its obligations pursuant to this Agreement.

Section 5.12.  Brokerage.   No broker or finder has acted, directly or indirectly, for Cessil nor did Cessil incur any finder's fee or other commission, in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS AND AGREEMENTS OF LABWIRE, INC.

Section 6.01. Conduct of Businesses in the Ordinary Course.   From the date of this Agreement to the Closing Date, LBWR shall conduct its respective business substantially in the manner in which it is currently conducted.

Section 6.02.  Preservation of Permits and Services .  From the date of this Agreement to the Closing Date, LBWR shall preserve any permits and licenses in full force and effect and to keep available the services, and preserve the goodwill, of its present managers, officers, employees, agents, and consultants.

Section 6.03.    Conduct Pending the Closing Date.   From the date of this Agreement to the Closing Date: (a) LBWR shall use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article V shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and (b) LBWR shall promptly notify Cessil of any event, condition or circumstance that would constitute a violation or breach of this Agreement by LBWR.

Section 6.04.   Corporate Examinations and Investigations.   Prior to the Closing Date, Cessil shall be entitled, through its employees and representatives, to make such reasonable investigation of the assets, liabilities, properties, business and operations of LBWR, and such examination of the books, records, tax returns, results of operations and financial condition of LBWR. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and LBWR and their employees and representatives, including without limitation, their counsel and independent public accountants, shall cooperate fully with such representatives in connection with such reasonable review and examination.

ARTICLE VII

COVENANTS AND AGREEMENTS OF CESSIL COMPANY

Section 7.01.   Conduct of Businesses in the Ordinary Course.   From the date of this Agreement to the Closing Date, Cessil shall conduct its businesses substantially in the manner in which it is currently conducted and shall not enter into any contract described in Section 4.10 or undertake any of the actions specified in Sections 4.11.

Section 7.02.       Litigation.   From the date of this Agreement to the Closing Date, Cessil shall notify LBWR of any actions or proceedings of the type described in Section 4.07 that are threatened or commenced against Cessil or against any officer, director, employee, properties or assets of Cessil and of

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any requests for information or documentary materials by any governmental or regulatory body in connection with the transactions contemplated hereby.

Section 7.03.    Conduct of Cessil Pending the Closing.   From the date hereof through the Closing Date:

(a) Cessil shall use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article IV shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and

(b) Cessil shall promptly notify the Sellers of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement by AI.

Section 7.04.     Corporate Examinations and Investigations.   Prior to the Closing Date, the Seller shall be entitled, through employees and representatives, to make any investigation of the assets, liabilities, properties, business and operations of Cessil; and such examination of the books, records, tax returns, results of operations and financial condition of Cessil. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and Cessil and its employees and representatives shall cooperate fully with such representatives in connection with such reasonable review and examination.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATION OF LABWIRE, INC. TO CLOSE

The obligations of LBWR to be performed by it at the Closing pursuant to this Agreement are subject to the fulfillment on or before the Closing Date, of each of the following conditions, any one or more of which may be waived by it, to the extent permitted by law:

Section 8.01.  Representations and Covenants.

  (a)  The representations and warranties of LBWR contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; and

(b) Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with on or before the Closing Date. The Buyer shall have delivered to Cessil a certificate, dated the Closing Date, and signed by Jong Jin Chung to the foregoing effect.

Section 8.02.     Governmental Permits and Approvals.

                 (a)  All approvals, authorizations, consents, permits and licenses from governmental and regulatory bodies required for the transactions contemplated by this Agreement and to permit the business currently carried on by LBWR to continue to be carried on substantially in the same manner immediately following the Closing Date shall have been obtained and shall be in full force and effect, and Cessil shall have been furnished with appropriate evidence, reasonably satisfactory to them, of the granting of such approvals, authorizations, consents, permits and licenses; and

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(b) There shall not have been any action taken by any court, governmental or regulatory body then prohibiting or making illegal on the Closing Date the transactions contemplated by this Agreement.

Section 8.03.    Third Party Consents.   All consents, permits and approvals from parties to contracts with LBWR that may be required in connection with the performance by Cessil hereunder or the continuance of such contracts in full force and effect after the Closing Date, shall have been obtained.

Section 8.04.  Litigation.   No action, suit or proceeding shall have been instituted and be continuing or be threatened by any person to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that has or could have a material adverse effect on LBWR, or on LBWR Shares.

Section 8.05   Closing Documents.   LBWR shall have executed and delivered the documents described in Section 2.04 above.

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATION OF CESSIL COMPANY TO CLOSE

The obligations of the Sellers to be performed at the Closing pursuant to this Agreement are subject to the fulfillment, on or before the Closing Date, of each the following conditions, any one or more of which may be waived by him, to the extent permitted by law:

Section 9.01.  Representations and Covenants.   (a)    The representations and warranties of Cessil contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; and

(b) Cessil shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date. Cessil shall have delivered to Buyer a certificate dated the Closing Date, and signed by an authorized signatory of Seller to the foregoing effect.

Section 9.02.  Governmental Permits and Approvals.

      (a)  All approvals, authorizations, consents, permits and licenses from governmental and regulatory bodies required for the transactions contemplated by this Agreement and to permit the business currently carried on by Cessil to continue to be carried on substantially in the same manner immediately following the Closing Date shall have been obtained and shall be in full force and effect, and LBWR shall have been furnished with appropriate evidence, reasonably satisfactory to them, of the granting of such approvals, authorizations, consents, permits and licenses; and

                       (b) There shall not have been any action taken by any court, governmental or regulatory body then prohibiting or making illegal on the Closing Date the transactions contemplated by this Agreement.

Section 9.03. Litigation.   No action, suit or proceeding shall have been instituted and be continuing or be threatened by any person to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that has or could have a material adverse effect on AI.

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Section 9.04.   Closing Documents.   Cessil shall have executed and delivered the documents described in Section 2.03 above.

ARTICLE X

TERMINATION

Section 10.01.   Termination.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated within 365 days of execution with no penalties.  In addition, this Agreement may be terminated by either party, with or without breach, and for any reason and without notice;

(b) In the event of termination by Seller or Buyer pursuant to this Section 10.01, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party.

Section 10.02. Effect of Termination.   If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 10.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 10.01 and this Section 10.02; and (ii) Section 11.01 relating to publicity. Nothing in this Section 10.02 shall be deemed to release any Party from any liability for any breach by such Party of the terms, conditions, covenants and other provisions of this Agreement or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

MISCELLANEOUS

Section 11.01.              Public Notices.   The Parties agree that all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated and no Party shall act unilaterally in this regard without the prior approval of the others, such approval not to be unreasonably withheld.

Section 11.02.              Time.   Time shall be of the essence hereof.

Section 11.03.              Notices.   Any notice or other writing required or permitted to be given hereunder or for the purposes hereof shall be sufficiently given if delivered or faxed to the Party to whom it is given or, if mailed, by prepaid registered mail addressed to such Party at:

Buyer

11439 N 131st Way

Scottsdale AZ 85259

Seller

4922 W. Hobby Horse Drive

Phoenix AZ 85083

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or at such other address as the Party to whom such writing is to be given shall have last notified to the Party giving the same in the manner provided in this article. Any notice mailed shall be deemed to have been given and received on the fifth Business Day next following the date of its mailing unless at the time of mailing or within five (5) Business Days thereafter there occurs a postal interruption which could have the effect of delaying the mail in the ordinary and usual course, in which case any notice shall only be effectively given if actually delivered or sent by telecopy. Any notice delivered or faxed to the Party to whom it is addressed shall be deemed to have been given and received on the Business Day next following the day it was delivered or faxed.

Section 11.04.             Severability.  If a court of competent jurisdiction determines that any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

Section 11.05.              Entire Agreement.   This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, oral or written, by and between any of the Parties with respect to the subject matter hereof.

Section 11.06.              Further Assurances.   The Parties shall with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions whether before or after the Closing Date.

Section 11.07.              Waiver.   Except as provided in this Article, no action taken or inaction pursuant to this Agreement will be deemed to constitute a waiver of compliance with any warranties, conditions or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.  No waiver of any right under this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

Section 11.08.             Counterparts.   This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart agreement or facsimile so executed shall be deemed to be an original and such counterparts and facsimile copies together shall constitute one and the same instrument and shall be valid and enforceable.

Section 11.09              Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.  The parties to this Agreement agree that any breach of any term or condition of this Agreement or the transactions contemplated hereby shall be deemed to be a breach occurring in the State of Nevada by virtue of a failure to perform an act required to be performed in the State of Nevada.  The parties to this Agreement irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of Nevada for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby.  The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, or any judgment entered by any court in respect hereof brought in Nevada, and further irrevocably waive any claim that any suit, action or proceeding brought in Nevada has been brought in an inconvenient forum.  With respect to any action before the above courts, the parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question

IN WITNESS WHEREOF the Parties hereto have set their hand and seal as of the day and year first above written

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Labwire, Inc.

______________________________________

By its: President & CEO

Shin Hwang

Cessil Company

______________________________________

By its: 100% Owner & CEO

Jong Jin Chung

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APPENDIX TO SHARE EXCHANGE AGREEMENT

1.Both parties entered into this agreement in a friendly and professional manner which allows both the buyer and the seller an option to terminate this agreement within one (1) year from the date of execution at no penalties (Section 10.01, “Termination”).

2.During the first year of the acquisition, Mr. Jong Jin Chung will manage Cessil as the pre-acquisition phase and will have all the authority to make necessary corporate decisions to maintain the operation with his expertise in the retail business.

3.Mr. Jong Jin Chung will be appointed on the board of directors at LBWR.

4.Mr. Jong Jin Chung will be one of the largest shareholders at LBWR holding eighty (80) million shares of common stocks.

5.As a part of his responsibilities, Mr. Jong Jin Chung agreed to disclose all the financial and operational related information tied to Cessil to LBWR executives as well as its external parties including (but not limited to) its accountants, legal counsels, or any regulatory entities.

6.As a part of his responsibilities, Mr. Shin Hwang agreed to disclose all the financial and operational related information tied to LBWR to Cessil executives as well as its external parties including (but not limited to) its accountants, legal counsels, or any regulatory entities.

7.On behalf of LBWR’s board as well as its management, Mr. Shin Hwang acts as an agent to facilitate this acquisition to be fair. As stated in the agreement, Mr. Hwang is not compensated for this transaction.

8.To minimize the cost of the acquisition as well as a potential termination, both parties agreed to find a resolution outside of the court on any event that may seek legal action against each other.

9.In the event that both parties need to extend the agreement, an addendum will be filed to revise any term stated on the agreement.

Labwire, Inc.

______________________________________

By its: President & CEO

Shin Hwang

Cessil Company

______________________________________

By its: 100% Owner & CEO

Jong Jin Chung

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